Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
July 19, 2007	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES
$2.0 MILLION IN NET INCOME FOR SECOND QUARTER 2007;
INCREASED NET INCOME OVER FIRST QUARTER 2007,
AND TOTAL ASSETS EXCEEDING $800 MILLION

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $2.0 million ($0.21 per basic share and $0.20 per diluted share) for the three months ended June 30, 2007, compared to $2.0 million ($0.21 per basic share and $0.20 per diluted share) for the second quarter of 2006.

For the six months ended June 30, 2007, the Company earned $3.7 million ($0.38 per basic share and $0.37 per diluted share), as compared to $4.0 million ($0.42 per basic share and $0.40 cents per diluted share) for 2006, a decline of 8%.

Net income for the second quarter 2007 of $2.0 million increased 18% over net income of $1.7 million ($0.18 per basic share and $0.17 per diluted share) for the first quarter of 2007.

Per share earnings for 2006 have been adjusted for the 1.3 for 1 share stock split paid on July 5, 2006.

“We are pleased to report continuing favorable financial results for Eagle Bancorp for the second quarter and first half of 2007”, noted Ronald D. Paul, President and CEO of Eagle Bancorp, Inc. “In spite of a continuing difficult interest rate environment, the Company maintained a strong net interest margin for the second quarter of 2007, and sustained a long-term trend of growth in the balance sheet and maintained solid profitability”, added Mr. Paul. Growth in average deposits and loans for the second quarter of 2007, as compared to 2006; together with improvement in noninterest income were the drivers of increases in revenues. Asset quality remains strong and allowed the Company to make modest provisions to its credit loss reserve in the second quarter of 2007. The Company continues to make investments in additional personnel toward building more sales capabilities and supporting a growing organization.

For the three months ended June 30, 2007, the Company reported an annualized return on average assets (ROAA) of 1.02% as compared to 1.13% for the second quarter of 2006; while the annualized return on average equity (ROAE) was 10.50%, as compared to 11.73% for the same period in 2006, the lower ratios reflecting net interest margin declines in the past twelve months.

Both lending and deposit activities showed growth in the second quarter of 2007 as compared to the same period in 2006. Average loans increased 14% and average deposits increased by 7%.  Net interest income increased 3% for the second quarter of 2007 over 2006, as the effect of favorable growth mentioned above, was offset to a large extent by declines in the net interest margin. For the three months ended June 30, 2007 the net interest margin was 4.45% as compared to 4.82% for the second quarter of 2006. This margin compression is a challenge that is facing the banking industry in general. Eagle Bancorp’s net interest margin remains favorable to peer banking companies.

Noninterest income for the second quarter of 2007 was $1.2 million compared to $845 thousand for the second quarter of 2006, an increase of 41%. Excluding securities gains of $156 thousand during the second quarter of 2006, noninterest income increased by 74%.  The increase was attributed primarily to higher amounts of gains on the sale of SBA loans ($200 thousand versus $31 thousand), higher amounts of gains on the sale of residential mortgage loans ($133 thousand versus $35 thousand), higher levels of deposit activity fees ($364 thousand versus $343 thousand) and income from subordinate financing of real estate projects ($226 thousand versus $0). Activity in SBA sales to secondary markets can vary widely from period to period. EagleBank has been recognized as the leading community bank SBA lender in its marketplace and continued emphasis in this business is anticipated. Income from subordinated financing activities is also subject to wide variances, as it is based on the sales progress of a limited number of development projects.

Noninterest expenses were $6.2 million for the second quarter of 2007, as compared to $5.2 million for 2006, a 21% increase. The primary reasons for this increase were increases in staff levels, and related personnel cost, occupancy cost (due in part to a new banking office and an expanded lending center facility), higher software licensing costs and fees associated with a reinstated FDIC deposit insurance assessment. The efficiency ratio was 66.35% for the second quarter of 2007, as compared to 58.38% for the second quarter of 2006.

Asset quality remains strong. For the second quarter of 2007, the Company recorded net charge-offs of just $11 thousand, as compared to $364 thousand for the second quarter of 2006. The ratio of non-performing loans to total loans was just 0.22% at June 30, 2007 as compared to 0.41% at June 30, 2006; 0.32% at December 31, 2006 and 0.25% at March 31, 2007. The provision for credit loss was $36 thousand for the second quarter of 2007 as compared to $592 thousand for 2006; the lesser amount due to a lower risk assessment in the portfolio at June 30, 2007 as compared to March 31, 2007.  At June 30, 2007, the allowance for credit losses represented 1.11% of loans outstanding, as compared to 1.10% at June 30, 2006 and 1.14% at March 31, 2007. For the first six months of 2007, the Company recorded net charge-offs of $424 thousand, as compared to $379 thousand for the same period in 2006.

For the six months ended June 30, 2007, the Company reported an annualized return on average assets (ROAA) of 0.95% as compared to 1.17% for the first six months of 2006; while the annualized return on average equity (ROAE) was 9.88%, as compared to 11.91% for the same six month period in 2006.

For the first six months of 2007, net interest income increased 2% over the same period for 2006. Average loans increased 15% and average deposits increased by 9%.  The net interest margin was 4.43% as compared to 4.91% for the first six months in 2006, as the effects of a flatter yield curve and reliance on more expensive sources of funds has increased interest expenses at a faster rate than increases in interest income.

Noninterest income for the first six months of 2007 was $2.2 million compared to $1.7 million in the first six months of 2006, an increase of 30%. Excluding securities gains of $7 thousand during the first six months of 2007 and $156 thousand during the same period in 2006, noninterest income increased by 43% for the first six months of 2007 as compared to the same period in 2006. The increase was attributed primarily to higher amounts of gains on the sale of SBA ($349 thousand versus $169 thousand) and residential mortgage loans ($222 thousand versus $73 thousand), higher deposit activity fees ($713 thousand versus $667 thousand) and income from subordinate financing of real estate projects ($226 thousand versus $0).

Noninterest expenses were $12.3 million for the first six months of 2007, as compared to $10.4 million for 2006, an 18% increase. The primary reasons for this increase were increases in staff levels, and related personnel cost increases, increased occupancy cost as mentioned above, and fees associated with a reinstated FDIC deposit insurance assessment. The efficiency ratio for the first six months of 2007 was 66.89% as compared to 59.25% for the same period in 2006.

At June 30, 2007, total assets were $813.0 million compared to $757.4 million at June 30, 2006, a 7% increase. Total deposits amounted to $650.5 million, at June 30, 2007, a 4% increase over deposits of $623.7 million at June 30, 2006, while total loans increased to $659.2 million at June 30, 2007, from $573.0 million at June 30, 2006, a 15% increase.

Eagle Bancorp paid a regular quarterly cash dividend of $0.06 per share in both the first and second quarters of 2007.

The Summary of Financial Information presented on the following pages provides more detail of the Company’s performance for the three and six months ended June 30, 2007 as compared to 2006, as well as providing six quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 13, 2007.

Eagle Bancorp is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services thru nine offices, located in Montgomery County, Maryland and Washington, D.C. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.

Statements of Condition Highlights

(in thousands)

	June 30, 2007	December 31, 2006	June 30, 2006
	Unaudited	Audited	Unaudited
Assets
Cash and due from banks	$24,899	$19,250	$21,735
Interest bearing deposits with banks and other short term investments	4,383	4,855	12,807
Federal funds sold	28,146	9,727	45,654
Investment securities available for sale, at fair value	72,449	91,140	78,556
Loans held for sale	2,854	2,157	4,526
Loans	659,233	625,773	573,028
Less: Allowance for credit losses	(7,288)	(7,373)	(6,313)
Premises and equipment, net	7,158	6,954	6,663
Accrued interest, taxes, and other assets	21,182	20,968	20,751
Total Assets	$813,016	$773,451	$757,407

Liabilities and Stockholders’ Equity
Noninterest bearing deposits	$145,263	$139,917	$141,636
Interest bearing transaction	52,895	66,596	75,208
Savings and money market	180,415	159,778	158,451
Time, $100,000 or more	155,316	158,495	162,397
Other time	116,603	103,729	86,041
Total deposits	650,492	628,515	623,733
Customer repurchase agreements and federal funds purchased	40,589	38,064	34,460
Other borrowings	42,000	30,000	25,000
Other liabilities	3,926	3,956	5,737
Total liabilities	737,007	700,535	688,930
Stockholders’ equity	76,009	72,916	68,477
Total Liabilities and Stockholders’ Equity	$813,016	$773,451	$757,407

Eagle Bancorp, Inc.

Statements of Income Highlights

(in thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$27,843	$23,437	$14,107	$12,213
Total interest expense	11,676	7,596	5,909	4,216
Net interest income	16,167	15,841	8,198	7,997
Provision for credit losses	339	707	36	592
Net interest income after provision for credit losses	15,828	15,134	8,162	7,405
Noninterest income (before investment gains)	2,187	1,529	1,196	689
Investment gains	7	156	—	156
Total noninterest income	2,194	1,685	1,196	845
Salaries and employee benefits	6,806	5,949	3,454	2,975
Premises and equipment expenses	2,463	1,688	1,255	819
Marketing and advertising	222	264	131	145
Outside data processing	445	436	183	208
Other expenses	2,344	2,048	1,208	1,015
Total noninterest expense	12,280	10,385	6,231	5,162
Income before income tax expense	5,742	6,434	3,127	3,088
Income tax expense	2,082	2,461	1,149	1,098
Net income	$3,660	$3,973	$1,978	$1,990

Per Share Data:
Earnings per share, basic (1)	$0.38	$0.42	$0.21	$0.21
Earnings per share, diluted (1)	$0.37	$0.40	$0.20	$0.20
Weighted average shares outstanding, basic (1)	9,510,788	9,399,628	9,532,765	9,420,579
Weighted average shares outstanding, diluted (1)	9,826,739	9,821,666	9,813,537	9,847,644
Book value per share at period end (1)	$7.95	$7.27	$7.95	$7.27
Dividend per share	$0.12	$0.11	$0.06	$0.05

Performance Ratios (annualized):
Return on average assets	0.95%	1.17%	1.02%	1.13%
Return on average equity	9.88%	11.91%	10.50%	11.73%
Net interest margin	4.43%	4.91%	4.45%	4.82%
Efficiency ratio (2)	66.88%	59.25%	66.33%	58.38%

Other Ratios:
Allowance for credit losses to total loans	1.11%	1.10%	1.11%	1.10%
Non-performing loans to total loans	0.22%	0.41%	0.22%	0.41%
Net charge-offs (annualized) to average loans	0.13%	0.14%	0.01%	0.26%
Average equity to average assets	9.65%	9.79%	9.70%	9.67%
Tier 1 leverage ratio	9.84%	11.10%	9.84%	11.10%
Total risk based capital ratio	11.85%	12.11%	11.85%	12.11%

Average Balances (in thousands):
Total assets	$774,688	$687,284	$778,454	$703,889
Total earning assets	$735,531	$650,106	$738,501	$665,569
Total loans (3)	$642,001	$556,996	$647,714	$568,273
Total deposits	$620,474	$567,688	$624,413	$581,751
Total borrowings	$75,758	$48,328	$74,948	$49,849
Total stockholders’ equity	$74,724	$67,257	$75,549	$68,049

(1)             All periods adjusted to give retroactive effect to the 1.3 to 1 stock split in the form of a 30% stock dividend paid on July 5, 2006

(2)             Computed by dividing noninterest expense by the sum of net interest income and noninterest income

(3)             Includes loans held for sale

Eagle Bancorp, Inc.

Statements of Income Highlights - Quarterly Trends

(in thousands, except per share data)

	Three Months Ended
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$14,107	$13,736	$13,848	$13,033	$12,213	$11,224
Total interest expense	5,909	5,767	5,466	4,818	4,216	3,380
Net interest income	8,198	7,969	8,382	8,215	7,997	7,844
Provision for credit losses	36	303	327	711	592	115
Net interest income after provision for credit losses	8,162	7,666	8,055	7,504	7,405	7,729
Noninterest income (before investment gains)	1,196	991	906	1,287	689	840
Investment gains (losses)	—	7	39	(71)	156	—
Total noninterest income	1,196	998	945	1,216	845	840
Salaries and employee benefits	3,454	3,352	3,177	3,104	2,975	2,974
Premises and equipment expenses	1,255	1,208	1,040	1,107	819	869
Marketing and advertising	131	91	221	102	145	119
Outside data processing	183	262	226	219	208	228
Other expenses	1,208	1,136	1,079	1,164	1,015	1,033
Total noninterest expense	6,231	6,049	5,743	5,696	5,162	5,223
Income before income tax expense	3,127	2,615	3,257	3,024	3,088	3,346
Income tax expense	1,149	933	1,105	1,124	1,098	1,363
Net income	$1,978	$1,682	$2,152	$1,900	$1,990	$1,983

Per Share Data:
Earnings per share, basic (1)	$0.21	$0.18	$0.23	$0.20	$0.21	$0.21
Earnings per share, diluted (1)	$0.20	$0.17	$0.22	$0.19	$0.20	$0.20
Weighted average shares outstanding, basic (1)	9,532,765	9,488,567	9,442,952	9,423,947	9,420,579	9,378,444
Weighted average shares outstanding, diluted (1)	9,813,537	9,816,711	9,842,928	9,869,514	9,847,644	9,793,495
Book value per share at period end (1)	$7.95	$7.83	$7.69	$7.49	$7.27	$7.14
Dividend per share	$0.06	$0.06	$0.06	$0.06	$0.05	$0.05

Performance Ratios (annualized):
Return on average assets	1.02%	0.88%	1.13%	1.05%	1.13%	1.20%
Return on average equity	10.50%	9.23%	11.89%	10.84%	11.73%	12.08%
Net interest margin	4.45%	4.41%	4.63%	4.81%	4.82%	5.01%
Efficiency ratio (2)	66.33%	67.44%	61.57%	60.40%	58.38%	60.14%

Other Ratios:
Allowance for credit losses to total loans	1.11%	1.14%	1.18%	1.19%	1.10%	1.10%
Non-performing loans to total loans	0.22%	0.25%	0.32%	0.34%	0.41%	1.13%
Net charge-offs (annualized) to average loans	0.01%	0.26%	0.00%	(0.02%)	0.26%	0.01%
Average equity to average assets	9.70%	9.59%	9.49%	9.69%	9.67%	9.93%
Tier 1 leverage ratio	9.84%	9.68%	9.67%	11.03%	11.10%	10.12%
Total risk based capital ratio	11.85%	12.03%	11.91%	12.12%	12.11%	12.42%

Average Balances (in thousands):
Total assets	$778,454	$770,880	$756,323	$717,481	$703,889	$670,664
Total earning assets	$738,501	$732,529	$718,751	$678,225	$665,569	$634,471
Total loans (3)	$647,714	$636,225	$606,934	$581,874	$568,273	$545,594
Total deposits	$624,413	$616,492	$616,929	$589,597	$581,751	$553,469
Total borrowings	$74,948	$76,577	$62,711	$53,837	$49,849	$47,178
Total stockholders’ equity	$75,549	$73,890	$71,784	$69,537	$68,049	$66,627

(1)   All periods adjusted to give retroactive effect to the 1.3 to 1 stock split in the form of a 30% stock dividend paid on July 5, 2006

(2)   Computed by dividing noninterest expense by the sum of net interest income and noninterest income

(3)   Includes loans held for sale